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                                                                       Exhibit 5



                 [LETTERHEAD OF VINSON & ELKINS APPEARS HERE]

                                August 2, 1994

Halliburton Company
3600 Lincoln Plaza
500 North Akard
Dallas, Texas 75201

Gentlemen:

     We have acted as counsel for Halliburton Company (the "Company") for a number of years and are familiar with the Halliburton Company 1993 Stock and Long-Term Incentive Plan (the "Plan"), pursuant to which shares of Common Stock, $2.50 par value ("Common Stock"), of the Company will be issued to certain key employees of the Company and its subsidiaries. We have assisted in the preparation of the Plan and the Registration Statement on Form S-8, under the Securities Act of 1933, as amended, to be filed on August 2, 1994 with the Securities and Exchange Commission by the Company with respect to the shares of Common Stock and Preferred Stock Purchase Rights of the Company to be issued under the Plan.

     In this connection, we have examined such certificates, documents and records as we have deemed relevant and necessary as a basis of our opinions hereinafter set forth, including, among other things, the Plan and copies of relevant resolutions passed by the Board of Directors and Stockholders of the Company. The Plan provides that shares of Common Stock to be issued thereunder may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. The opinion hereinafter set forth relates to securities originally issued under the Plan.

     Based upon the foregoing, we are of the opinion that:

     (i) The shares of Common Stock to be issued pursuant to various awards under the Plan have been duly authorized and, when (a) the Registration Statement has become effective under the Securities Act of 1933, as amended, and the pertinent provisions of any state securities laws, as may be applicable, have been complied with and
            (b) the shares of Common Stock are issued and paid for in accordance with the terms of the Plan and any stock option, restricted
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Halliburton Company
August 3, 1994
Page 2


           stock or other agreement pursuant to which such shares would be issuable under the Plan, such shares of Common Stock shall be validly issued, fully paid and non-assessable and any related Preferred
           Stock Purchase Rights shall be validly issued.


     (ii) The Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

     This opinion is rendered as of the effective date of the Company's Registration Statement. We hereby consent to the statements with respect to us under Item 5 of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not admit that we are within the class of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                      Very truly yours,

                                                      /s/ Vinson & Elkins L.L.P.
                                                      VINSON & ELKINS L.L.P.